Exhibit 99.8

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

November 27, 2023

PACE Select Advisors Trust

787 Seventh Avenue

New York, NY 10019

Re:	PACE Select Advisors Trust

Post Effective Amendment No. 62 to the Registration Statement

on Form N-1A (“Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for PACE Select Advisors Trust (the “Trust”), a business trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Registration Statement relating to the issuance and sale by the Trust of an indefinite number of its authorized shares of beneficial interest of each share class of the following series: UBS Government Money Market Investments Fund, PACE Mortgage-Backed Securities Fixed Income Investments, PACE Intermediate Fixed Income Investments, PACE Strategic Fixed Income Investments, PACE Municipal Fixed Income Investments, PACE Global Fixed Income Investments, PACE High Yield Investments, PACE Large Co Value Equity Investments, PACE Large Co Growth Equity Investments, PACE Small/Medium Co Value Equity Investments, PACE Small/Medium Co Growth Equity Investments, PACE International Equity Investments, PACE International Emerging Markets Equity Investments, PACE Global Real Estate Securities Investments and PACE Alternative Strategies Investments (“Shares”) under the Securities Act of 1933, as amended (“1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Amended and Restated Trust Instrument and its Amended and Restated By-Laws, each as amended to date.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; and (iii) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in such series and class.

In rendering this opinion, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of November 22, 2023, and this opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Statement of Additional Information of the Registration Statement to be dated on or about November 28, 2023 and in any revised or amended versions thereof, under the caption “Counsel” unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP